Exhibit 99.1

Plains Exploration & Production Company 700 Milam, Suite 3100 Houston, TX 77002

NEWS RELEASE

Contact:	Scott D. Winters

Director—Investor Relations

(832) 239-6190 or (800) 934-6083

FOR IMMEDIATE RELEASE

NUEVO ENERGY COMPANY COMMENCES TENDER OFFER AND

CONSENT SOLICITATION FOR OUTSTANDING 9 3/8% SENIOR

SUBORDINATED NOTES DUE 2010

HOUSTON, Texas, May 17, 2004 – Nuevo Energy Company (“Nuevo”), a wholly owned subsidiary of Plains Exploration & Production Company (NYSE:PXP), announced today that it commenced a cash tender offer for any and all of its outstanding 9 3/8% Senior Subordinated Notes due 2010 (CUSIP number 670509AJ7) (the “Notes”). Nuevo has $150 million principal amount of Notes outstanding. Concurrently with the tender offer, Nuevo is soliciting consents from the holders of the Notes to amend the Indenture under which the Notes were issued.

The tender offer will expire at 12:00 midnight, New York City time, on Monday, June 14, 2004, unless extended or earlier terminated by Nuevo. The consent solicitation will expire at 5:00 p.m., New York City time, on Thursday, May 27, 2004 unless extended or earlier terminated by Nuevo (“Consent Expiration Date”). Holders tendering their Notes on or prior to the Consent Expiration Date will be required to consent to certain proposed amendments to the Indenture governing the Notes, which will eliminate certain restrictive covenants and related provisions.

The “Tender Offer Consideration” shall be the price equal to (i) the present value on the date of payment for the Notes accepted for purchase pursuant to the offer (the “Payment Date”) of $1,046.875 per $1,000 principal amount of Notes (the amount payable on October 1, 2005, which is the first date on which the Notes are redeemable (the “Earliest Redemption Date”)) and (ii) the present value of the interest that would accrue on the 9 3/8% Notes so tendered from and including the Payment Date up to, but not including, the Earliest Redemption Date, in each case determined on the basis of a yield to the Earliest Redemption Date equal to the sum of (x) the yield on the 1-5/8% U.S. Treasury Note due September 30, 2005 (the “Reference Security”), as calculated by the Dealer Manager in accordance with standard market practice, based on the bid price for such Reference Security as of 2:00 p.m., New York City time, on the second business day prior to the Consent Expiration Date, as displayed on the Bloomberg Government Pricing

Monitor on “Page PX3” (the “Bloomberg Page”) (or, if any relevant price is not available on a timely basis on the Bloomberg Page or is manifestly erroneous, such other recognized quotation source as the Dealer Manager shall select in its sole discretion) plus (y) 75 basis points (such price being rounded to the nearest cent per $1,000 principal amount of Notes), minus (iii) the Consent Payment, plus (iv) accrued and unpaid interest up to, but not including, the Payment Date. The Tender Offer Consideration plus the Consent Payment is equal to the “Total Consideration.”

If the tender offer is consummated, a Consent Payment of $20.00 per $1,000 of principal amount of Notes will be paid on the Payment Date to holders who tender their Notes and provide their consents to the proposed indenture amendments at or prior to 5:00 p.m., New York City time, on the Consent Expiration Date. Notes tendered and consents delivered at or prior to 5:00 p.m., New York City time, on the Consent Expiration Date may not be withdrawn or revoked after that time. Holders of Notes tendered after such date will not be eligible to receive the Consent Payment. Instead, holders who validly tender their Notes after the Consent Expiration Date will receive the Tender Offer Consideration for the Notes but not the Consent Payment.

The Tender Offer Consideration for the Notes and any Consent Payments are expected to be paid promptly following the expiration date for the tender offer. The terms of the tender offer and consent solicitation, including the conditions to Nuevo’s obligations to accept any Notes and consents, and pay the Total Consideration, are set forth in the Nuevo “Offer to Purchase and Consent Solicitation Statement” dated May 17, 2004. Two of the several conditions of the tender offer are the receipt of consents in respect of a majority of the Notes and the continued availability of amounts under Nuevo’s credit facility to finance the tender offer. Nuevo may amend, extend or terminate the tender offer and consent solicitation at any time in its sole discretion.

JP Morgan Securities is the dealer manager and consent solicitation agent for the tender offer. Questions or requests for assistance may be directed to JP Morgan Securities (telephone: 800-245-8812 or 212-270-9153). Requests for documentation may be directed to Georgeson Shareholder Communications, the information agent (telephone: 212-440-9800 (for banks and brokers only) or 800-262-0158 (for all others toll-free)).

PXP is an independent oil and gas company primarily engaged in the upstream activities of acquiring, exploiting, developing and producing oil and gas in its core areas of operation: onshore and offshore California, West Texas, East Texas and the Gulf Coast region of the United States. PXP is headquartered in Houston, Texas.

ADDITIONAL INFORMATION & FORWARD LOOKING STATEMENT

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (“SEC”). Such statements include those concerning PXP’s strategic plans, expectations and objectives for future operations. All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward looking statements. These include:

* reliability of reserve and production estimates,

* production expense estimates,

* cash flow estimates,

* future financial performance, and

* other matters that are discussed in PXP’s filings with the SEC.

These statements are based on certain assumptions PXP made based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond PXP’s control. Statements regarding future production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2003 for a further discussion of these risks.

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